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           PAPER                 The Paper Magic Group, Inc.
           MAGIC                 P.O. Box 977
           GROUP                 Scranton, PA 18501

           Phone:717-961-3863


TO:               File

FROM:             John J. Nucero

DATE:             December 5, 1996

RE: Non-Qualified Supplemental Executive Retirement Plan ("SERP") Covering Officer-Employees of The Paper Magic Group, Inc. (the "Company") and its subsidiaries in the United States

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    1.   With the approval of the Board of Directors, effective January 1, 1996, a SERP is instituted covering the officers of the Company and its subsidiaries in the United States who are also employees thereof,

    2. Commencing with the calendar year 1996, the Company will, for each year in which the Company makes a contribution to the The Paper Magic Group, Inc. Profit-Sharing Plan or such other profit sharing plan then maintained for the benefits of the employees of the Company ("Plan"), incur and accrue on its books a liability to each such officer of the Company, an amount equal to the product of (x) the percentage then used in deriving the dollar amount approved by the Company's Board of Directors as the Company's contribution to the Plan for such calendar year, and (y) the difference between each such Company officer's total cash compensation for such calendar year and the dollar amount of the compensation limitation imposed by Section 401 (a) (17) of the Internal Revenue Code of 1986, as amended.

    3. The accruals on the Company's books required by paragraph "2" above will be entered on the books of the Company for the benefit of each such officer on the same basis that accruals are entered on the books of the Company for its Plan participants;

    4. The amounts so accrued on the books of the Company as required by paragraph "2" above shall thereafter be adjusted to reflect the investment performance of the Plan, at the same time and as if such accrued amounts had been invested in the Plan during such period;

    5. All accrued amounts due to such an officer pursuant to the SERP shall be deemed vested and payable in accordance with and pursuant to the pertinent provisions of the Plan;


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Memo to File
December 5, 1996
Page 2


      6. All amounts payable by the Company to any officer (or to his or her designated beneficiary in the event of such officer's death) for whose benefit amounts have been accrued on the Company's books under the provision of the SERP shall represent an unsecured debt of the Company and the Company shall not be required to escrow or otherwise segregate any money or other property on account of its obligation hereunder; and

      7. Nothing herein contained shall be construed to affect the status or nature of the employment with the Company of each office covered by the SERP and such employment shall continue to be an employment at will, unless otherwise expressly provided in writing between the Company and such officer.

      8. Each officer-employee of the Company shall as a condition precedent to entitlement of SERP participation execute and deliver to the Company a form of designation of beneficiary of the SERP amount which has been accrued for such officer's benefit in the event of his or her death, an acknowledgment of receipt of a copy of this memorandum and an agreement to be bound by the provisions hereof.

JJN/ame

cc: Rick Barton